Exhibit 10.11
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
     This FIRST AMENDMENT to the Employment Agreement (the “Agreement”) dated April 1, 1999 by and between STEPHEN W. SOLOMON (“Employee”) and THE ST. JOE COMPANY, a Florida corporation (the “Company”), shall be effective as of January 1, 2008.
     WHEREAS, the Company and the Employee previously entered into the Agreement in order to establish the terms and conditions of the Employee’s employment with the Company;
     WHEREAS, as a result of the enactment of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company and the Employee desire to amend the Agreement in order that its provisions comply with the requirements of such Code section, including, without limitation, the time and form of payment requirements of Code Section 409A;
     NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Employee and the Company, intending to be legally bound, hereby amend the Agreement as follows:
     1. Section 9 of the Agreement shall be amended by adding the following to the end of the first subsection thereof:
“The amount to which you are entitled under the preceding sentence shall be paid to you in a lump sum within eight days after the date on which your employment with the Company terminates, the actual date of payment within such eight-day period to be determined by the Company in its sole discretion, provided, however, that if you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of the date of your termination, then such amount shall be paid instead to you in a lump sum on the earlier of (x) the date which is six months following his date of termination and (y) the date of the Employee’s death, and not before.”
     2. Section 9 of the Agreement shall be amended by adding the following to the end of the second subsection thereof:
For purposes of the preceding sentence, the term “disability insurance coverage” shall have the same meaning as “disability coverage” as provided in §31.3121(v)(2)-1(b)(4)(iv)(C) of the U.S. Treasury Regulations, as modified, however, by the U.S. Treasury Regulations for Section 409A of the Code, it being intended that the disability insurance coverage to which you are entitled hereunder shall not constitute “deferred compensation” subject to Code Section 409A. Any health insurance coverage provided by the Company pursuant to this Section 9 shall either be excludible from gross income pursuant to Code sections 105 or 106 or paid for by you on an after-tax basis.”
     3. The Agreement shall be amended by adding the following new Section 17 immediately after Section 16:
17. Determination of Specified Employee. For any amount payable hereunder, the determination of whether you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of the date of your termination shall be determined by the Company under procedures adopted by the Company.”
     IN WITNESS WHEREOF, the Employee and the Company have executed and delivered this First Amendment on the date(s) set forth below, but effective as of the date set forth above.

THE ST. JOE COMPANY
Date: January 12, 2009	By:	/s/ Rusty Bozman
Rusty Bozman
Vice President -- Human Resources

EMPLOYEE
Date: December 31, 2008	/s/ Stephen W. Solomon
Stephen W. Solomon

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